EXHIBIT 10.1

AMENDMENT TO

STOCK OPTION AGREEMENTS

THIS AMENDMENT TO STOCK OPTION AGREEMENTS (this “Amendment”), dated as of May 14, 2026, is made by and between Monster Beverage Corporation, a Delaware corporation (the “Company”), and Rodney C. Sacks (the “Participant”).

WHEREAS, the Company previously adopted (i) the Monster Beverage Corporation 2011 Omnibus Incentive Plan (as amended, restated or supplemented from time to time, the “2011 Plan”) and (ii) the Monster Beverage Corporation 2020 Omnibus Incentive Plan (as amended, restated or supplemented from time to time, the “2020 Plan” and together with the 2011 Plan, the “Plans”);

WHEREAS, pursuant to the terms and conditions of the Plans (as applicable), the Company previously granted the Participant an option to purchase shares of common stock of the Company pursuant to the (i) Stock Option Agreement, dated as of March 14, 2018 (the “2018 Stock Option Agreement”), (ii) Stock Option Agreement, dated as of March 14, 2019 (the “2019 Stock Option Agreement”), (iii) Stock Option Agreement, dated as of March 13, 2020 (the “2020 Stock Option Agreement”), (iv) Stock Option Agreement, dated as of March 12, 2021 (the “2021 Stock Option Agreement”), (v) Stock Option Agreement, dated as of March 14, 2022 (the “2022 Stock Option Agreement”), (vi) Stock Option Agreement, dated as of March 14, 2023 (the “2023 Stock Option Agreement”), and (vii) Stock Option Agreement, dated as of March 14, 2024 (the “2024 Stock Option Agreement”, and together with the 2018 Stock Option Agreement, 2019 Stock Option Agreement, 2020 Stock Option Agreement, 2021 Stock Option Agreement, 2022 Stock Option Agreement, and 2023 Stock Option Agreement, the “Stock Option Agreements”), in each case, by and between the Company and the Participant; and

WHEREAS, the Company and the Participant desire to amend the Stock Option Agreements as provided herein.

NOW, THEREFORE, effective as of the date of this Amendment, the parties hereto agree as follows:

1.Each of the 2018 Stock Option Agreement, the 2019 Stock Option Agreement and the 2020 Stock Option Agreement is hereby amended by replacing Section 2 therein with the following new Section 2:

“2.Exercise Period. The Option shall expire on the earlier of (a) three years from the termination of the Participant’s employment with the Company or its Subsidiaries and (b) the expiration date specified in Section 3(d) below, unless the employment is terminated by the Company or its Subsidiaries for Cause (as defined below) or unless the employment is terminated by reason of the death or Total Disability (as defined below) of Participant. If the Participant’s employment is terminated by the Company or its Subsidiaries for Cause, the Option shall expire as of the date employment terminates. If the Participant’s employment terminates due to his death or Total Disability, then the Option may be exercised by Participant or the person or persons to which Participant’s rights under this Agreement pass by will, or if no such person has such right, by his executors or administrators, within six months after the date of death or Total Disability, but no later than the expiration date specified in Section 3(d) below. “Cause” means the Participant’s act(s) of fraud or dishonesty, knowing and material failure to comply with applicable laws or regulations, or drug or alcohol abuse, in any case as determined by the Committee. “Total Disability” means the complete and permanent inability of the Participant to perform all of his or her duties under the terms of his or her employment with the Company or its Subsidiaries, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, the Committee deems appropriate or necessary.”

2.Each of the 2021 Stock Option Agreement, the 2022 Stock Option Agreement, the 2023 Stock Option Agreement and the 2024 Stock Option Agreement is hereby amended by replacing Section 2 therein with the following new Section 2:

“2.Exercise Period. The unvested portion of the Option Award shall expire upon the termination of Participant’s employment with, or services to, the Company or its Subsidiaries as an Employee or a Director (the “Services”) without consideration therefor, and the vested portion of the Option Award shall remain exercisable for (i) six (6) months following the termination of the Services by reason of death or Disability or (ii) three (3) years following termination of the Services for any reason other than by reason of death or Disability, and other than a termination of the Services by the Company for Cause (as defined below); provided that, in each of the foregoing cases, the Option Award shall not remain exercisable any later than the expiration date specified in Section 3(b) below. If the Services are terminated by the Company for Cause, then both the unvested and the vested portion of the Option Award shall automatically expire upon the termination of the Services by the Company for Cause without consideration therefor. “Cause” means (a) the Company or an Affiliate having “cause” to terminate the Services, as defined in any employment or consulting agreement or similar services agreement between Participant and the Company or an Affiliate in effect at the time of such termination, or (b) in the absence of any such employment, consulting or similar services agreement (or the absence of any definition of “Cause” contained therein), means, as determined by the Committee, Participant’s (i) act(s) of fraud or dishonesty, (ii) knowing and material failure to comply with applicable laws or regulations or satisfactorily perform Participant’s services with the Company or its Affiliates, (iii) insubordination or (iv) drug or alcohol abuse. For the avoidance of doubt, if a consultant becomes an employee or a Director or an employee becomes a consultant or a Director, without a break in service to the Company, the “Services” shall include both employment as an employee and service as a consultant or a Director and no termination of Service shall occur.”

3.Except as specifically set forth herein, the Stock Option Agreements remain unchanged and in full force and effect. In the event of inconsistency between the terms of the

Stock Option Agreements and this Amendment, this Amendment shall take precedence and control.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer and the Participant has executed this Amendment both as of the day and year first above written.

PARTICIPANT	MONSTER BEVERAGE CORPORATION

/s/ Rodney C. Sacks	By:	/s/ Hilton H. Schlosberg
Rodney C. Sacks		Name: Hilton H. Schlosberg
Title: Chief Executive Officer

[Signature Page to Amendment to Stock Option Agreements]